Exhibit 99.2

Preliminary Offering Memorandum Excerpts

We intend to use the net proceeds of this offering for general corporate purposes, which may include capital expenditures or which may in the future include retiring portions of the Issuers’ term loan indebtedness outstanding under its senior secured credit facilities, the Issuers’ 10% Senior Notes due 2014, the Issuers’ 11 5/8% Senior Notes due 2014, the Issuers’ 12½% Senior Subordinated Discount Notes due 2016, the Parent’s 11 1/8% Senior Discount Notes due 2016 and/or any of the Parent’s debenture loans issued under its Euro Medium Term Note program, as well as to pay other obligations related to such indebtedness.

The following table sets forth Parent’s cash and cash equivalents and capitalization as of December 31, 2008 both (i) on an actual basis and (ii) on an as-adjusted basis to give effect to (a) our issuance of $330 million in aggregate principal amount of 11 5/8 % Senior Notes due 2014 in January 2009 and our use of approximately $197 million of the $291 million net proceeds thereof to retire a portion of the Sterling Notes and to pay related obligations in March 2009, and (b) this offering and the use of proceeds from this offering (but not to any additional retirement of any currently outstanding indebtedness). You should read this table in conjunction with “Use of Proceeds” above and with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2008 10-K incorporated by reference in this offering memorandum. The following table does not reflect any use of proceeds from this offering to retire any currently outstanding indebtedness, which would reduce cash and cash equivalents by the amount used to retire such indebtedness.

	As of December 31, 2008
	Actual	As adjusted
	(in millions)
Cash and cash equivalents(1)	$466	$1,012

Long-term debt and capital lease obligations, including current portion:
Senior secured term loans	$5,185	$5,185
Revolving credit facility(2)	295	295
11 1/2% Senior Notes due 2016 offered hereby(3)	—	461
11 5/8% Senior Notes due 2014(4)	—	297
10% Senior Notes due 2014(5)	869	869
9% Senior Notes due 2014(6)	209	209
12 1/2% Senior Subordinated Discount Notes due 2016	784	784
11 1/8% Senior Discount Notes due 2016(7)	362	362
Euro and GBP Medium Term Notes(8)(9)	595	447
Other long-term debt	8	8
Capital lease obligations	121	121

Total long-term debt and capital lease obligations, including current portion(10)	8,428	9,038
Total shareholders’ equity	2,875	2,875

Total capitalization	$11,303	$11,913

(1)	Adjusted to include net proceeds from this offering.
(2)	Does not include approximately $5 million of outstanding letters of credit. Our revolving credit facility provides for additional availability of $388 million as of December 31, 2008. As of the date of this offering memorandum, we had $265 million of borrowings outstanding, with additional availability of $415 million.
(3)	$500 million face amount.
(4)	$330 million face amount.
(5)	$870 million face amount.
(6)	Debt is denominated in Euros and has an aggregate outstanding principal amount of €150 million.
(7)	Debt is denominated in Euros and has an aggregate outstanding accreted value of €260 million and principal amount at maturity of €343 million.
(8)

Of the debt issued pursuant to our Euro Medium Term Note program, (i) the portion comprised of the Sterling Notes is denominated in British pounds, with an aggregate outstanding principal amount of £250 million (“actual”) and £149 million (“as adjusted”), (ii) a portion is denominated in Euros, with an aggregate outstanding principal amount of €130 million, and (iii) a portion is denominated in Japanese yen, with an aggregate outstanding principal amount of ¥4,000 million. We may use proceeds of this offering to retire a portion of the Sterling Notes and the Euro Notes and to pay related obligations; however, the “as adjusted” amount set forth above does not reflect any such retirement. Because we would be required to pay certain obligations related to the Sterling Notes and the Euro Notes in connection with any retirement thereof, the amount of any Sterling Notes and Euro Notes retired with the net proceeds from this offering would not have a dollar-for-dollar relationship with such net proceeds.

(9)

We used approximately $197 million of the net proceeds from our issuance of 11 5/8% Senior Notes due 2014 in January 2009 to retire approximately £101 million of the Sterling Notes and to pay related obligations in March 2009.

(10)	Excludes short-term debt in the amount of $2 million and bank overdrafts in the amount of $64 million.